Exhibit  99.8

         WORLDWIDE WIRELESS RECEIVES APPROVAL FOR PLAN OF REORGANIZATION

ORANGE, CA - TUESDAY, DECEMBER 23, 2003 - Worldwide Wireless Networks, Inc. (OTC
BB: WWWN), provides an update on the progress of the Chapter 11 Bankruptcy filing.

As previously announced, WWWN filed for Chapter 11 Bankruptcy on September 11, 2002. The case number is SA 02-17020 JB. The filing occurred with the U.S. Bankruptcy Court located at 411 West Fourth St., Santa Ana, California 92701-8000.

On Thursday, December 18, 2003, the U.S. Bankruptcy Court confirmed the Plan of Reorganization for Worldwide Wireless Networks, Inc. On Monday, December 22, 2003 the Judge signed the written order making approval of the plan FINAL. It is expected that the plan will become Effective on January 1, 2004. This date is an approximation as the Effective Date may occur a few days before or after 1/1/2004.

Any information, relating to stock ownership, financials or otherwise, with regards to ECHEX, will be provided directly by ECHEX management within the next few weeks.

As of the Effective Date, John M. Wolfe will be appointed as the Disbursing Agent to resolve and finalize the affairs of the Company and make all distributions stated in the Plan. John M. Wolfe is a certified public accountant with over twenty-six years of experience and is a Panel Trustee for the Central District of California and has over nine years experience in administering and liquidating bankruptcy estates.

For inquiries with regards to WWWN after the Effective Date please contact:

John M. Wolfe, Disbursing Agent
     5450 Trabuco Road
     Irvine, CA 92620

About Worldwide Wireless Networks
Worldwide Wireless Networks was a data-centric wireless communications company headquartered in Orange, California. The Company specialized in high-speed, broadband Internet access using an owned wireless network.

The statements made in this release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, market conditions, technical factors, the availability of outside capital and receipt of revenues, and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.


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